UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

NEAH POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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	5.	Total fee paid:

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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(4)	Date Filed:

NEAH POWER SYSTEMS, INC.
22118 20th Ave SE
Suite 142
Bothell, Washington 98021

February 23, 2011

Dear Stockholder:

Neah Power Systems, Inc., a Nevada corporation (the “Company”), is sending this Consent Solicitation Statement to the Company’s stockholders to obtain stockholder approval for a proposal to increase the Company’s authorized common stock from 80 million shares to 500 million shares.

In accordance with Nevada Revised Statutes § 78.385, the Company’s board of directors adopted a resolution approving the proposed amendment to increase the Company’s authorized common stock and directing the Company to seek stockholder approval for the proposal.

The Company’s board of directors considers the increase in authorized common stock essential to facilitate the Company’s ability to engage in financing transactions to finance the Company’s obligations and business plan. The Company has almost exhausted its current authorized capital, which significantly limits the Company’s ability to raise financing. The Company depends on financing transactions because the Company does not generate adequate revenue or have sufficient cash reserves to fund its ongoing obligations. The Company must have additional authorized capital so that it can attempt to generate financing to enable the Company to pay its obligations and continue as a going concern.

We urge you to read the accompanying Consent Solicitation Statement carefully. The Consent Solicitation Statement contains a detailed explanation of the proposed amendment and the reasons for the proposed amendment. The Company’s board of directors believes the proposed amendment is in the best interest of the Company and its stockholders.

We intend to commence mailing of this Consent Solicitation Statement and accompanying Form of Consent on or about February 23, 2011. This Consent Solicitation Statement is being mailed to the holders of record of our common stock and Series A Preferred Stock as of the close of business on February 22, 2011, which date is sometimes referred to as the “Record Date.” The written consent of stockholders representing a majority of the voting power of our outstanding capital stock outstanding as of the Record Date that is entitled to vote on the proposal to increase the authorized common stock is required to approve the proposed amendment.

If you approve of the proposed amendment, please (1) mark the enclosed written consent form to evidence “CONSENT,” (2) sign and date the written consent form and (3) return it to us at your earliest convenience. Your cooperation in promptly returning your consent will help limit expenses incident to this consent solicitation.

Sincerely,

February 22, 2011	/s/ GERARD C. D’COUTO
Bothell, Washington	Gerard C. D’Couto
Chief Executive Officer

Important Notice Regarding Availability of Consent Solicitation Materials:
The Consent Solicitation Statement and Form of Consent are available on the Investor Relations page at http://www.neahpower.com.

NEAH POWER SYSTEMS, INC.
22118 20th Ave SE
Suite 142
Bothell, Washington 98021

February 23, 2011

CONSENT SOLICITATION STATEMENT

Introduction

Neah Power Systems, Inc. (the “Company,” “we,” “us,” and “our”) is furnishing this consent solicitation statement to the Company’s stockholders to seek stockholder consent to amend the Company’s articles of incorporation. The proposed amendment to our articles of incorporation (the “Amendment”) would increase the number of shares of our authorized common stock from 80 million shares to 500 million shares.

Mailing of Consent Solicitation Statement

We intend to commence mailing of this Consent Solicitation Statement on February 23, 2011 to the holders of record of our common stock and Series A Preferred Stock as of the close of business on February 22, 2011.

Record Date for Shares Entitled to Vote

The record date for determining the holders of our outstanding common stock and Series A Preferred Stock entitled to vote on the Amendment is February 22, 2011. We sometimes refer to such date in this Consent Solicitation Statement as the “Record Date.”

Use of Consent Solicitation Statement

Our board of directors is seeking stockholder approval of the Amendment by written consent instead of calling a special meeting of stockholders. Written consents are being solicited from our stockholders holding our common stock and Series A Preferred Stock pursuant to Nevada Revised Statutes § 78.320.

Your consent must be received by 5:00 p.m. Eastern Time on March 25, 2011 (unless extended by us) to be counted in the vote on the Amendment.

Who May Vote

Only stockholders of record as of the Record Date of February 22, 2011 are entitled to consent to the proposed amendment. Consent may be given by any person in whose name shares of Company Common Stock or Series A Preferred Stock stand on the books of the Company as of the Record Date, or by his or her duly authorized agent.

IF YOU HOLD YOUR STOCK IN “STREET NAME,” YOU MUST INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARES. IF YOU FAIL TO DO SO, YOUR BROKER OR NOMINEE MAY NOT VOTE YOUR STOCK WITH RESPECT TO THE AMENDMENT.

Revocation of Consent

You may withdraw or change your Written Consent at any time prior to the filing of the Amendment with the Nevada Secretary of State, which will be no earlier than March 1, 2011. You will need to send a letter to Neah Power Systems, Inc. c/o Corporate Secretary, 22118 20th Ave SE, Suite 142, Bothell, Washington 98021 stating that you are revoking your Written Consent.

Absence of Appraisal Rights

Stockholders who abstain from consenting with respect to the Amendment or who withhold consent to the Amendment do not have the right to an appraisal of their shares of common stock or Series A Preferred Stock, as applicable, nor do such stockholders have any similar dissenters’ rights under applicable law.

Expenses of Consent Solicitation

This solicitation is being made by the Company’s board of directors. The Company will bear the costs of the solicitation, including preparation, printing and mailing costs. Written Consents will be solicited principally through the mail, but our directors, officers and employees may solicit Written Consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose stock in the Company is held of record by such entities. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

Mailing Address of the Company’s Principal Executive Offices

The mailing address of the Company’s executive offices is 22118 20th Ave SE, Suite 142, Bothell, Washington 98021. Please send any correspondence c/o Corporate Secretary.

Proposal:

TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO 500 MILLION SHARES OF COMMON STOCK

 The Company’s Board of Directors has approved and recommends to the stockholders the adoption of an amendment to Article III of the Company’s articles of incorporation that would increase the number of shares of common stock that the Company is authorized to issue from 80 million shares to 500 million shares (the “Amendment”). The authorized number of shares of preferred stock would not be changed.

The Proposed Amendment

The full text of the proposed amendment to the Company’s articles of incorporation is attached as Appendix A.

If the proposed amendment is adopted by the Company’s stockholders and subsequently filed with the Nevada Secretary of State, the first paragraph of Article III of the Company’s articles of incorporation would be amended to read:

The total number of shares of stock that the Corporation shall have authority to issue is 505,000,000, consisting of 500,000,000 shares of common stock, $.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

Only the number of shares of Common Stock the Company is authorized to issue would be affected by this amendment. Except for this change, the proposed amendment would not affect any other provision of the articles of incorporation.

Reasons for Increase in Authorized Common Stock

The Company’s board of directors considers the Amendment essential for several reasons:

First, increasing the Company’s authorized common stock will enable the Company to engage in equity financing transactions. The Company currently does not have adequate revenue or cash reserves to fund its ongoing operations and obligations. As a consequence, the Company must engage in financing transactions for the Company to survive as a going concern. The Company will need to continue to engage in financing transactions to continue as a going concern until the Company is able to generate sufficient revenue to fund its operations and business plan. The Company has, historically and at present, found that financing partners require that the Company issue common stock or that the Company issue derivative securities, such as convertible debentures or warrants, for which the Company must reserve unissued common stock. As discussed in more detail below under the heading “Number of Shares of Common Stock Currently Outstanding or Subject to Convertible Securities,” the Company has almost exhausted the Company’s current authorized capital. As a result, the Company is unable to engage in financing transactions that would require the Company to issue shares of common stock. Increasing the Company’s authorized common stock will enable the Company to issue common stock or securities convertible into common stock to financing partners. Such equity financings, if they can be successfully negotiated and consummated at sufficient levels, will help the Company fund its business plan and survive as a going concern.

Second, a sufficient number of authorized shares of common stock are needed to accommodate the issuance of options under the Company’s Employee Incentive Stock Option Plan. Currently, the Company has outstanding options the exercise of which are conditioned upon the Company increasing its authorized common stock. Enabling the exercise of such options and facilitating the Company’s ability to issue options under the Company’s stock option plan in the future is essential for the Company to retain and motivate qualified directors, officers and employees who are critical to the success of the Company.

Third, the Company wishes to have adequate common stock available to issue for compensation for outside services from time to time as may be appropriate for the Company’s benefit.

Fourth, the availability of authorized common stock may facilitate future strategic acquisitions as opportunities may arise.

For these reasons, the Company’s board of directors believes that increasing the Company’s authorized common stock is in the best interests of the Company’s stockholders.

If the stockholders do not approve the increase in the Company’s authorized common stock, the Company will be very limited in its efforts to raise additional equity capital. In such event, the Company’s operations and financial condition will be materially and adversely affected.

Number of Shares of Common Stock Currently Outstanding and Subject to Convertible Securities

As of February 22, 2011, the Company had the following shares of common stock and securities convertible into shares of common stock outstanding:

•	78,767,135 shares of the Company’s common stock issued and outstanding;

•	Series A Preferred Stock convertible into 9,472,340 shares of the Company’s common stock;

•	options convertible into 11,170,185 shares of the Company’s common stock;

•	warrants convertible into 974,474 shares of the Company’s common stock; and

•
debt convertible into approximately 13,494,000 shares of the Company’s common stock (the exact number of which is not determinable at this time because certain of the debt instruments are convertible into shares of the Company’s common stock based on the future trading price of our common stock).

The number of our issued and outstanding shares of common stock together with the shares of our common stock issuable upon conversion of all of our outstanding convertible securities is approximately 113,878,134, which exceeds our current authorized common stock by 33,878,134.

However, certain of our outstanding convertible securities are either (i) conditioned upon the Company increasing its authorized common stock or (ii) convertible only at the option of the Company, including:

•	Series A Preferred Stock convertible into 9,472,340 shares of the Company’s common stock only at the option of the Company;

•	options convertible into 11,160,735 shares of the Company’s common stock only after the Company increases its authorized common stock; and

•
debentures convertible into approximately 13,463,000 shares of the Company’s common stock only after the Company increases its authorized common stock (the exact number of which is not determinable at this time because the debentures are convertible into shares of the Company’s common stock based on the future trading price of our common stock).

Thus, the number of our issued and outstanding shares of common stock together with the shares of our common stock issuable upon conversion of all of our outstanding convertible securities other than those (i) conditioned upon the Company increasing its authorized common stock or (ii) convertible only at the option of the Company is 79,782,059, which number does not exceed our current number of authorized common stock.

Effects of Increase

The additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purposes as may be determined by our board of directors, without further action or authorization by our stockholders, except for some limited circumstances where stockholder approval is required by law or the listing standards of any stock exchange on which our common stock may be listed at such time. Our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules.

The possible future issuance of shares of equity securities consisting of common stock or securities convertible into common stock could affect our current stockholders in a number of ways. In general, the issuance of new shares of common stock will cause immediate dilution of the ownership interests of and the voting power of our existing stockholders, may affect the amount of dividends, if any, paid to such stockholders and may reduce the share of the proceeds of the Company that they would receive upon the future liquidation, if any, of the Company.

In addition, the future issuance of shares of equity securities could:

•
dilute the market price of our common stock, to the extent that the shares of common stock are issued and sold at prices below current trading prices of the common stock, or if the issuance consists of equity securities convertible into common stock, to the extent that the securities provide for the conversion into common stock at prices that could be below current trading prices of the common stock;

•	dilute the earnings per share, if any, and book value per share of the outstanding shares of common stock; and

•	make the payment of dividends on common stock, if any, potentially more expensive.

Required Vote for Approval

Stockholder approval will be effective upon receipt by us of affirmative written consents that have not been previously revoked representing at least a majority of the voting power entitled to vote on the Amendment represented by the Company’s outstanding shares of common stock and Series A Preferred Stock voting as a single class (the “Required Vote”). Accordingly, abstentions from registering your consent and votes to withhold consent will have the effect of a vote against the Amendment. In no event will stockholder approval be effective prior to March 1, 2011.

There were 78,767,135 shares of the Company’s common stock and 2,312,727 shares of the Company’s Series A Preferred Stock issued and outstanding on the Record Date. Each shares of the Company’s common stock is entitled to one vote per share on the Amendment, which totals 78,767,135 votes. Each share of Series A Preferred Stock is entitled to 40 votes per share on the Amendment, which totals 92,509,080 votes or 53% of the voting power with respect to the proposal to increase the Company’s authorized common stock. Investor Relations Services, Inc. holds and has the power to vote all of our outstanding Series A Preferred Stock.

The holder of our Series A Preferred Stock, Investor Relations Services, Inc. has indicated to us that it intends to consent to this proposal. Because Investor Relations Services, Inc. holds approximately 53% of the voting power with respect to this proposal, the holder of the Series A Preferred Stock has sufficient voting power to approve this proposal even if none of our other stockholders consent.

Interests of Our Directors and Executive Officers

Certain of our directors and executive officers own options to purchase common stock the exercise of which are conditioned upon the Company increasing its authorized common stock, as follows:

Option Holder	Position with the Company	Shares of Common Stock Underlying Options Conditioned on the Increase in Authorized Common Stock
Gerard C. D’Couto	Chief Executive Officer, Director	4,987,500
Stephen M. Wilson	Chief Financial Officer	1,529,500
Jeff Sakaguchi	Chairman	1,200,000
Michael Selsman	Director	586,250
David Schmidt	Director	800,000
Jon Garfield	Director	1,215,625

The approval by the Company’s stockholders of the Amendment and the subsequent filing of the Amendment with the Nevada Secretary of State will satisfy the condition that the Company increase its authorized common stock. As a consequence, the foregoing options will be exercisable subject to the vesting and other terms of such options.

Filing of the Amendment with the Nevada Secretary of State

We will file the amendment to our articles of incorporation with the Nevada Secretary of State immediately following our receipt of consents that have not been revoked that represent a majority of the voting power entitled to vote on the Amendment represented by the Company’s outstanding shares of common stock and Series A Preferred Stock voting as a single class, but in no event prior to March 1, 2010.

Board Recommendation

The Company’s board of directors recommends that our stockholders “CONSENT” to this proposal.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table presents information concerning the beneficial ownership of the shares of our common stock and Series A Preferred Stock as of February 22, 2011 by: (i) each of our named executive officers and current directors, (ii) all of our current executive officers and directors as a group and (iii) each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock. Unless otherwise specified, the address of each beneficial owner listed in the table is c/o Neah Power Systems, Inc., 22118 20th Avenue SE, Suite 142, Bothell, Washington 98021.

Percentage of class beneficially owned is based on 78,767,135 shares of common stock and 2,312,727  shares of Series A Preferred Stock outstanding on February 22, 2011. In accordance with SEC rules, when we computed the number of shares of common stock and Series A Preferred Stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 22, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned	Number of Shares of Series A Preferred Stock(2)	Percentage of Series A Preferred Stock Beneficially Owned
Officers and Directors
Dr. Gerard C. D’Couto, President, Chief Executive Officer, Director (3)	3,458,127	4.4%	-	-
Jon Garfield, Director(4)	454,844	*	-	-
Jeffrey Sakaguchi, Director(5)	300,000	*	-	-
David Schmidt, Director(6)	200,000	*	-	-
Michael Selsman, Director(7)	706,937	*	-	-
Stephen M. Wilson, Chief Financial Officer(8)	781,816	1.0%	-	-
All Directors and Officers as a Group (6 individuals)	6,511,727	7.5%	-	-

5% Holders of Common Stock
Summit Trading Limited(9)	5,085,756	6.4%	-	-
Green World Trust(10)	4,823,060	6.1%	-	-

5% Holders of Series A Preferred Stock
Investor Relations Services, Inc.(11)	-	-	2,312,727	100%

* Less than one percent.

(1)
Exercise of all options listed in this table is conditional upon our increasing our authorized common stock to provide for an adequate authorized common stock for the exercise of all of the convertible securities issued by the Company.

(2)
The Series A Preferred Stock has voting rights only in connection with a proposal to increase the authorized common stock of the Company. For such proposals, each share of Series A Preferred Stock is entitled to forty votes.

(3)	Consists of 400,002 common shares and 3,058,125 shares of common stock underlying options of which 2,928,750 are fully vested.

(4)	Consists of 454,844 shares of common stock underlying options of which 444,062 are fully vested.

(5)	Consists of 300,000 shares of common stock underlying options which are fully vested.

(6)	Consists of 200,000 shares of common stock underlying options which are fully vested.

(7)	Consists of 500,000 common shares and 206,937 shares of common stock underlying options of which 202,626 are fully vested.

(8)	Consists of 80,004 common shares and 711,812 shares of common stock underlying options of which 644,126 are fully vested.

(9)
Summit Trading Limited (“Summit”) is a Bahamian holding company and is owned by the Weast Family Trust. The Weast Family Trust is a private trust established for the benefit of C.S. Arnold, Daisy Rodriguez, Stephanie Kaye and Tracia Fields. C.S. Arnold is the settlor of the Weast Family Trust. The natural person exercising voting control of the shares of our common stock held by Summit is Richard Fixaris. The address of Summit is Charlotte House, P.O. Box N-65, Charlotte Street, Nassau, Bahamas.

(10)
The natural person exercising voting control over the shares of our common stock is Darren Baldo, Trustee of Green World Trust. The address of Green World Trust is 4093 Quakerbridge Road, Princeton Jct, NJ 08550.

(11)	Consists of 2,312,727 Series A Preferred Stock.

Delivery of Documents to Multiple Stockholders Sharing an Address

Some banks, brokers and other nominee record holders participate in the practice of “householding.” This means that only one copy of this Consent Solicitation Statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy to any stockholder upon written or oral request. To make such a request, please contact us at Neah Power Systems, Inc. c/o Corporate Secretary, 20th Ave. S.E., Suite 142, Bothell, Washington 98021. Any stockholder who wants to receive separate copies of any future annual report, proxy statement or information statement, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his or her bank, broker, or other nominee record holder, or he or she may contact us at the above address and phone number.

Where You Can Find More Information

We are subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission. You may copy and inspect any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the Securities and Exchange Commission.

Other Matters

The Company’s board of directors is not aware of any matter other than those described in this Consent Solicitation Statement to be presented for the consent of the stockholders.

Appendix A

See attached Form of Amendment to the Company’s Articles of Incorporation.

090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Neah Power Systems, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article III is deleted and replaced with the following:

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

Appendix B

NEAH POWER SYSTEMS, INC.
22118 20th Ave SE
Suite 142
Bothell, Washington 98021

WRITTEN CONSENT

This consent is solicited on behalf of the board of directors of Neah Power Systems, Inc.

The undersigned stockholder of Neah Power Systems, Inc., a Nevada corporation (the “Company”), as of the date listed below, hereby consents, pursuant to Nevada Revised Statutes § 78.320, with respect to all shares of the Company’s common stock and/or Series A Preferred Stock, as applicable, held by the undersigned, to the taking of the actions set forth below without a meeting of the stockholders of the Company.

Proposal: To Amend the Company’s Articles of Incorporation to Increase the Authorized Common Stock to 500 Million Shares of Common Stock.

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

If no space is marked above with respect to the Proposal, the undersigned will be deemed to consent to the Proposal.

The Company’s board of directors recommends that you consent to the proposal. The provisions of the Consent Solicitation Statement of the Company, which more fully set forth the terms of the Proposal, are incorporated herein by reference.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT FORM PROMPTLY. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE LABEL AFFIXED HERETO. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date	Signature No. 1

No. of Shares of Common Stock	Signature No. 2 (if applicable)

No. of Shares of Series A Preferred Stock	Name of Stockholder

Following are INSTRUCTIONS FOR RETURNING YOUR WRITTEN CONSENT TO THE COMPANY. Please either (1) mail your completed and signed Written Consent to the Company at the address first set forth above or (2) e-mail a PDF copy of the Written Consent to Stephen M. Wilson, Chief Financial Officer of the Company, at swilson@neahpower.com.

Important Notice Regarding Availability of Consent Solicitation Materials:
The Consent Solicitation Statement and Form of Consent are available on the Investor Relations page at http://www.neahpower.com.